Exhibit 10.23
EXECUTION VERSION
EMPLOYMENT AGREEMENT
(Michael Seedman)
          EMPLOYMENT AGREEMENT (the “Agreement”) dated August 8, 2008 by and between CBaySystems Holdings Limited (“Holdings”), CBay Inc. (the “Company”) and Michael Seedman (the “Executive”).
          The Company is a direct wholly-owned subsidiary of Holdings;
          The Company and Holdings (collectively, the “Company Group”) desire to employ Executive and to enter into an agreement embodying the terms of such employment;
          Executive desires to accept such employment and enter into such an agreement;
          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
          1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company Group for a period commencing immediately following the later of (a) the admission of the enlarged issued share capital of the Company to the Alternative Investment Market of the London Stock Exchange plc and (b) the closing of the transaction contemplated by the Stock Purchase Agreement, dated May 21, 2008, among the Company, Holdings and Koninklijke Philips Electronics N.V. (the “Commencement Date”), and ending on December 31, 2011 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 31, 2011 and on each December 31st thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company Group or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
          2. Position.
                    a. During the Employment Term, Executive shall serve as the Company’s and Holdings’ Director and Chief Technology Officer. Executive’s primary place of employment will be in Highland Park, Illinois, subject to travel in the course of performing Executive’s duties for the Company Group. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of Holdings (the “Board”) in accordance with the Memorandum and Articles of Association of Holdings (the “M&A”) and the provisions of the BVI Business Companies Act, 2004. If requested, during the Employment Term, Executive shall also serve as a member of the Board and as a member of any other board of directors or managers of the Company Group or any of their respective affiliates, in each case, without additional compensation.
                    b. During the Employment Term, Executive will devote up to 100%

of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from engaging in the activities described in Exhibit A attached hereto or from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not unreasonably conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.
          3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of U.S.$120,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
          4. Bonuses.
                    a. Annual Bonus. With respect to each full fiscal year during the Employment Term commencing with fiscal year 2009, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to U.S.$180,000 (the “Target”) based upon the achievement of target performance objectives established by the Board within the first three months of each fiscal year during the Employment Term. With respect to fiscal year 2008, Executive shall be eligible to earn a pro-rated portion of the Target Annual Bonus based upon the number of days Executive was employed by the Company during such year. The Annual Bonus, if any, shall be paid by the Company to Executive during the calendar year immediately following the year in which it is earned, as soon as practicable after the Company receives its audited financial statements with respect to the year in which the bonus was earned.
                    b. Cash-Based Signing Bonus. Executive shall be entitled to a signing bonus in an aggregate amount equal to U.S.$750,000, one-half of which shall be paid by the Company in cash on or within 10 days following the Commencement Date, and the remaining one-half of which shall be paid by the Company in cash on or prior to February 28, 2009, subject to applicable tax withholdings.
          5. Equity Arrangements. On the Commencement Date, Holdings will grant to Executive the right and option (the “Option”) to purchase, on the terms and conditions set forth in Holdings’ 2007 Equity Incentive Plan (the “Option Plan”) and the related option award agreement and provided such purchase is effected in accordance with any applicable requirements under the M&A, all or any part of 1,089,200 ordinary shares of Holdings, subject to adjustment as set forth in the Option Plan.
          6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company Group.

          7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
          8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company Group at least 90 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company Group and its affiliates.
                    a. By the Company Group For Cause or By Executive Resignation Without Good Reason.
               (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company Group for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company Group at least 90 days advance written notice of a resignation without Good Reason.
               (ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s failure to substantially perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (B) willful dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any intentional act or intentional omission which is injurious to the financial condition or business reputation of the Company Group or any of its subsidiaries or affiliates or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement; provided that the event described in clause (A) of this Section 8(a)(ii) shall constitute Cause only if the Executive fails to cure such event within 30 days after receipt from the Company Group of written notice of the event which constitutes Cause.
               (iii) If Executive’s employment is terminated by the Company Group for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
          (A) the Base Salary through the date of termination;
          (B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
          (C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
          (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
          Following such termination of Executive’s employment by the Company Group for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
                    b. Disability or Death.
               (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company Group if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company Group cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company Group. If Executive and the Company Group cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company Group and Executive shall be final and conclusive for all purposes of the Agreement.
               (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
          (A) the Accrued Rights; and
          (B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated (the “Pro-Rata Bonus”).
          Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
                    c. By the Company Group Without Cause or Resignation by Executive for Good Reason.
               (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company Group without Cause or by Executive’s resignation for Good Reason.
               (ii) For purposes of this Agreement, “Good Reason” shall mean (A) breach by the Company Group of any material term of this Agreement, including but not limited to the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder, (B) any material diminution in Executive’s authority or responsibilities from those described in Section 2 hereof, or (C) the relocation of Executive’s primary place of employment to a location more than 30 miles from the location identified in Section 2(a) of this Agreement; provided that the events described in clauses (A), (B) and (C) of this Section 8(c)(ii) shall constitute Good Reason only if the Company Group fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company Group written notice thereof prior to such date.
               (iii) If Executive’s employment is terminated by the Company Group without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason (provided that in either such case Executive does not immediately thereafter commence employment with an affiliate of the Company Group), Executive shall be entitled to receive (commencing within 60 days following the termination date):
          (A) the Accrued Rights; and
          (B) a Pro-Rata Bonus for the year of termination; and
          (C) subject to Executive’s continued compliance with the provisions of Sections 9 and 10 and to Executive’s execution and delivery of a general release of claims in favor of the Company Group and its affiliates in a form prescribed by the Company Group within 45 days following the termination date, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, as in effect on the date of termination of Executive’s employment, until twelve months after the date of such termination (the “Salary Continuation Payments”).
          Following Executive’s termination of employment by the Company Group without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason as described above, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance or termination benefit plan sponsored or maintained by the Company Group.
                    d. Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company Group thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. In the event that the

Executive elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights. In the event that the Company Group elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights and the Salary Continuation Payments.
          Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
                    e. Notice of Termination. Any purported termination of employment by the Company Group or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
                    f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company Group’s affiliates.
          9. Non-Competition.
                    a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and its affiliates and accordingly agrees as follows:
          (1) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company Group (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group, the business of any client or prospective client:
(i)	with whom Executive had personal contact or dealings on behalf of the Company Group during the one-year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company Group during the one year immediately preceding the Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.
          (2) During the Restricted Period, Executive will not directly or indirectly:
(i)	engage in any medical transcription processing services business, physician services business or other business that competes with the business of the Company Group or its affiliates (including, without limitation, businesses which the Company Group or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area where the Company Group or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company Group or any of its affiliates, customers, clients, suppliers or investors.
          (3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company Group or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
          (4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(i)	solicit or encourage any employee of the Company Group or its affiliates to leave the employment of the Company Group or its affiliates; or

(ii)	hire any such employee who was employed by the Company Group or its affiliates as of the date of Executive’s termination of employment with the Company Group or who left the employment of the Company Group or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company Group.
          (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company Group or its affiliates any consultant then under contract with the Company Group or its affiliates.
                    b. It is expressly understood and agreed that although Executive and the Company Group consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
          10. Confidentiality; Intellectual Property.
                    a. Confidentiality.
               (i) Executive will not at any time (whether during or after Executive’s employment with the Company Group) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company Group, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
               (ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company Group of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company Group to obtain a protective order or similar treatment.
               (iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.
               (iv) Upon termination of Executive’s employment with the Company Group for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator)

owned or used by the Company Group, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company Group, at the Company Group’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information or otherwise relate to the business of the Company Group, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company Group regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
                    b. Intellectual Property.
               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company Group, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
               (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company Group and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.
               (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company Group) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company Group at all times.
               (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company Group’s expense (but without further remuneration) to assist the Company Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Prior Works and Company Works. If the Company Group is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company Group and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
               (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company Group and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company Group, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
               (vi) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.
          11. Specific Performance. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, in the event of any breach of Section 9 or Section 10, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (which payments shall be deemed permanently forfeited if it is established that Executive breached Section 9 or Section 10).
          12. Miscellaneous.
                    a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
                    b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
                    c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                    d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
                    e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Holdings or the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Holdings or the Company. Upon such assignment, the rights and obligations of Holdings or the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
                    f. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Group Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company Group (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company Group shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(f); provided that neither the Company Group nor any of its employees or representatives shall have any liability to Executive with respect to thereto. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company Group within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
                    g. Indemnification. The Company Group shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company Group. In addition, the Company Group shall, to the maximum extent permitted by law, and under the Company’s or Holding’s Charter, By-laws or standing or other resolutions, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company Group as an officer, employee, director or agent thereof.
                    h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
                    i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company or to Holdings:
CBay Inc.
2661 Riva Road
Building 1000, Fifth Floor
Annapolis, Maryland 21401
Attention: General Counsel
With a copy to:
CBaySystems Holdings Limited
2661 Riva Road
Building 1000, Fifth Floor
Annapolis, Maryland 21401
Attention: General Counsel
If to Executive:
               To the most recent address of Executive set forth in the personnel records of the Company Group.
                    j. Executive Representation. Executive hereby represents to the Company Group that the execution and delivery of this Agreement by Executive and the Company Group and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
                    k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company Group and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company Group and/or its affiliates.

                    l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
                    m. Withholding Taxes. The Company Group may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
                    n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CBAY INC.	MICHAEL SEEDMAN

/s/ Authorized Signatory	/s/ Michael Seedman

By:
Title: Authorized Signatory

CBAYSYSTEMS HOLDINGS LIMITED

/s/ Authorized Signatory

By:
Title: Authorized Signatory

EXHIBIT A

1.	Spectrablocks, LLC and various other partnership involvements as founder and/or participant.

2.	Various consulting and related responsibilities associated with the ongoing relationship with SAC.

3.	Other responsibilities that come up from time to time, stemming from Executive’s investments.